UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 2, 2005
BULL RUN CORPORATION
(Exact name of registrant as specified in its charter)

GEORGIA	0-9385	58-2458679

(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)
4370 PEACHTREE ROAD, ATLANTA, GEORGIA 30319
(Address of principal executive offices)         (Zip Code)
(404) 266-8333
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On August 2, 2005, Bull Run Corporation (“Bull Run”), Triple Crown Media, Inc. (“TCM”) and TCM’s wholly-owned subsidiary, BR Acquisition Corp. (“BR”), executed an Agreement and Plan of Merger whereby Bull Run would merge into BR immediately following the planned spin-off of TCM from Gray Television, Inc. (“Gray”). TCM is currently a wholly-owned subsidiary of Gray and has no other assets except its ownership of BR. BR currently has no assets. Pursuant to the terms of a Separation and Distribution Agreement entered into between Gray and TCM, Gray expects to contribute its newspaper publishing business and its Graylink Wireless business to TCM for $40 million and then distribute all shares of TCM to Gray’s common stockholders. The Merger of Bull Run into BR will occur upon completion of the spin-off. The Merger Agreement is attached to this Current Report on Form 8-K as Exhibit 2.1. In connection with the Merger, Gray entered into a letter agreement addressed to Bull Run in which Gray made certain representations and warranties with respect to the due authorization of the Separation and Distribution Agreement by Gray and with respect to the assets of the newspaper publishing business and the Graylink Wireless business. A copy of the letter agreement is attached to this Current Report on Form 8-K as Exhibit 2.2.
In the Merger, (i) Bull Run common stockholders would receive 0.0289 shares of TCM common stock in exchange for each share of Bull Run common stock; (ii) Bull Run preferred stock held by non-affiliated holders would be redeemed for its current redemption value and payment shall be made of all accrued and unpaid dividends thereon; (iii) holders of Bull Run preferred stock who are affiliates of Bull Run would receive shares of TCM series A preferred stock in exchange for shares of Bull Run series D and series E preferred stocks and accrued and unpaid dividends thereon; (iv) J. Mack Robinson, the current Chairman and Chief Executive Officer of Gray and Chairman of Bull Run, would receive shares of TCM series B preferred stock in exchange for $6.05 million of cash previously advanced to Bull Run; and (v) holders of Bull Run series F preferred stock, currently consisting solely of Mr. Robinson, would receive shares of TCM common stock for shares of Bull Run series F preferred stock and accrued and unpaid dividends thereon. TCM has received a long-term financing commitment from bank lenders that would accommodate the payment of the $40 million to Gray and refinance all of Bull Run’s bank and subordinated indebtedness, in addition to providing TCM available borrowing capacity.
The Merger is subject to certain closing conditions, including the rendering of fairness opinions by independent parties engaged by independent special committees of each of Bull Run’s and Gray’s board of directors, regulatory approvals and an affirmative vote of Bull Run’s shareholders. TCM is expected to soon file a registration statement with the Securities and Exchange Commission on Form S-4 to register its common stock, and apply for listing on a national stock exchange.
Mr. J. Mack Robinson, Mr. Robert S. Prather, Jr., and Mr. Hilton H. Howell, Jr., are executive officers and directors of each of Bull Run and Gray. Through a rights-sharing agreement with Gray, Bull Run participates jointly with Gray in the marketing, selling and broadcasting of certain collegiate sporting events and in related programming, production and other associated activities on behalf of a university.

Item 9.01 Financial Statements and Exhibits
     (c) Exhibits
2.1	– Agreement and Plan of Merger by and among Triple Crown Media, Inc., BR Acquisition Corp. and Bull Run Corporation, dated as of August 2, 2005*

2.2	– Letter from Gray Television, Inc. to Bull Run Corporation, dated as of August 2, 2005

*	Certain schedules to this agreement are omitted. Bull Run agrees to furnish supplementally a copy of any schedule or other attachment to the Securities and Exchange Commission upon request.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 8, 2005	BULL RUN CORPORATION

	By:	/s/ FREDERICK J. ERICKSON

Frederick J. Erickson Vice President — Finance, Chief Financial Officer, Treasurer and Assistant Secretary

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